EXHIBIT 99.2

For Immediate Release

August 15, 2008

Amiworld Completes $2.5 Million Financing

Proceeds to be Utilized to Accelerate Growth

and Provide Working Capital

NEW YORK—(BUSINESS WIRE)—Amiworld, Inc. (OTCBB: AMWO), an international energy company engaged in the production and distribution of diversified fuel products and services with a focus on emerging global economies, announced the closing of a private offering financing. The Company sold 510,000 restricted shares of its Common Stock at a price of $5.00 per share to a group of overseas investors and received proceeds totaling $2,550,000.

“Proceeds from this offering will be used to acquire petroleum crude inventories as well as palm oil feedstock for our biofuels production,” said Mamoru Saito, Chief Executive Officer of Amiworld. “A portion of the funds will be employed in our growing international oil trading and shipping divisions. While the Company is virtually debt-free, these funds will accelerate our growth as we continue to secure new revenue opportunities in the global energy markets.”

Amiworld is also pleased to report that during the private offering period the Company issued a total of 1,510,000 shares of its Common Stock, including the shares in the private offering. These shares were issued in favor of FISS Project Development, Ltd. the contractor for the Company’s expansion of itsoil refinery, and its consulting agreement with Trilogy Capital Partners. These combined efforts achieved Amiworld’s objectives of both raising new capital and significantly increasing its shares by nearly 7%. Amiworld now has a total of 23,318,110 shares issued and outstanding.

Yesterday, Amiworld released record second quarter revenues of $3.1 million, a 20% increase over the previous quarter. The Company posted revenues of $1.8 million for the entire of fiscal 2007.

Amiworld also recently issued guidance for the third and fourth quarters projecting revenues of approximately $13 million and $24 million respectively. Projected earnings per share for the same periods were $0.04 and $0.10. Amiworld has enjoyed uninterrupted revenue and earnings growth since inception.

About Amiworld, Inc.

Amiworld, Inc. is a high growth New York-based international energy company engaged in the production and distribution of alternative and traditional energy products and services. With state-of-the-art refining and distribution facilities in Colombia, South America, the Company is capitalizing on the worldwide energy demand with diversified products and services including biodiesel, petroleum diesel, international oil trading and the shipping of oil and fuel products with a principal focus on economies in South America and Asia. With an overriding commitment of building shareholder value, Amiworld continuously evaluates opportunities to drive revenues and earnings growth organically and through strategic acquisitions.

Amiworld owns and operates the only government certified biodiesel plant in Colombia. The Company believes it is well positioned to capitalize on its unique government status as a result of the Colombian government’s aggressive biofuels initiatives mandating a 5% biodiesel mix by 2008 and 10% by 2009. With global biofuels demand projected to grow 20% annually to 92 million tons by 2011, Amiworld intends to significantly increase its market penetration in South America, Asia and the US.

For investor-specific information and resources, visit http://www.trilogy-capital.com/tcp/amwo.

To view current stock quotes and news, visit http://www.trilogy-capital.com/tcp/amwo/quote.html.

To read the Company’s Investor Fact Sheet, visit http://www.trilogy-capital.com/tcp/amwo/factsheet.html.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 -- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of AMWO could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company’s operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rates and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.

Contact:

Trilogy Capital Partners

Financial Communications:

Bob Beaty, Toll-free: 800-592-6067

info@trilogy-capital.com